                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HANGER ORTHOPEDIC GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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43928

                         HANGER ORTHOPEDIC GROUP, INC.
                            7700 OLD GEORGETOWN ROAD
                            BETHESDA, MARYLAND 20814

                                                                     May 1, 1997

Dear Stockholder:

     We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be on Tuesday, June 3, 1997, at 10:00 a.m., local time, at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland. The primary business of the meeting will be to elect directors and ratify the selection of independent accountants.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.

                                          Sincerely,

                                          /s/ IVAN R. SABEL

                                          Ivan R. Sabel
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                         HANGER ORTHOPEDIC GROUP, INC.
                            7700 OLD GEORGETOWN ROAD
                            BETHESDA, MARYLAND 20814

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), will be held at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland 20814 on Tuesday, June 3, 1997, at 10:00 a.m., local time, for the following purposes:

          1. To elect nine persons to serve as directors of the Company for the ensuing year;

          2. To ratify the selection of Coopers & Lybrand as the independent accountants for the Company for the current fiscal year; and

          3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 18, 1997, are entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ RICHARD A. STEIN

                                          Richard A. Stein
                                          Secretary
May 1, 1997

                             YOUR VOTE IS IMPORTANT

     PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

     MAIL THE PROXY TO US IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     THE GIVING OF THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

                         HANGER ORTHOPEDIC GROUP, INC.
                            7700 OLD GEORGETOWN ROAD
                            BETHESDA, MARYLAND 20814

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland at 10:00 a.m., local time, on Tuesday, June 3, 1997, and any and all adjournments thereof.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

     This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about May 1, 1997.

                               VOTING SECURITIES

     As of April 18, 1997, a total of 9,360,270 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. At the Annual Meeting or any adjournment thereof, all holders of record of the Common Stock as of the close of business on April 18, 1997, will be entitled to one vote for each share held upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

     Shares of Common Stock represented by proxy at the Annual Meeting will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nine nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Coopers & Lybrand as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     Nine directors are to be elected at the Company's Annual Meeting of Stockholders, each to serve for one year or until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below, all of whom currently are directors of the Company. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees.

                                                                               BECAME
               NAME                     POSITION WITH THE COMPANY      AGE    DIRECTOR
----------------------------------   -------------------------------   ---    --------
Ivan R. Sabel, CPO................   Chairman of the Board,            52       1986
                                     President, Chief Executive
                                       Officer and Director
Mitchell J. Blutt, M.D. ..........   Director                          40       1989
Edmond E. Charrette, M.D. ........   Director                          62       1996
Thomas P. Cooper, M.D. ...........   Director                          53       1990
Robert J. Glaser, M.D. ...........   Director                          78       1993
James G. Hellmuth.................   Director                          74       1990
William L. McCulloch..............   Director                          76       1991
Daniel A. McKeever, CP............   Director                          86       1996
H.E. Thranhardt, CPO..............   Director                          57       1996

     Ivan R. Sabel has been Chairman of the Board of Directors and Chief Executive Officer of Hanger since August 1995 and President of Hanger since November 1987. Mr. Sabel also served as the Chief Operating Officer of Hanger from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President -- Corporate Development from September 1986 to November 1987. From 1968 until joining Hanger in 1986, Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. before that company was acquired by Hanger. Mr. Sabel is a Certified Prosthetist and Orthotist ("CPO"), a clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., a member of the Board of Directors of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee and a current member of the Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics.

     Mitchell J. Blutt, M.D. has served as an Executive Partner of Chase Capital Partners (and its predecessor organizations), an affiliate of Chase Manhattan Bank (and its predecessor corporations), since June 1991. He joined that firm in July 1987 and became a General Partner in June 1988. Dr. Blutt also has been engaged in the practice of medicine for over five years. Previously, Dr. Blutt was a Robert Wood Johnson Foundation Fellow at the University of Pennsylvania from July 1985 to June 1987. He is an adjunct Assistant Professor at the New York Hospital/Cornell Medical Center. Dr. Blutt is also a director of Urohealth Systems, Inc., a public company engaged in the manufacture, marketing and distribution of products used by urologists and gynecologists, and Landec Corp., a public company engaged in the design, development, manufacture and sale of temperature-activated polymer products for a variety of industrial, medical and agricultural applications, as well as numerous privately-held companies.

     Edmond E. Charrette, M.D. is the co-founder and Chairman of Health Resources Corporation (principally engaged in occupational medicine services). He also is a Partner of Ascendant Healthcare International (an investment group with equity investments in the Latin American healthcare sector) and serves as President of Latin Healthcare Investment Management Co., LLC (a group composed of Ascendant Healthcare International and The Global Environmental Fund which manages and directs the investment activities of the Latin Healthcare Investment
Fund). Previously, he was the Executive Vice President and Chief Medical Officer of Advantage Health Corporation (a multi-hospital rehabilitation and post-acute care system) from June 1994 to March 1996. From 1988 to May 1994, Dr. Charrette served as the Corporate Medical Director and Senior Vice President of Medical Affairs of Advantage Health Corporation. Dr. Charrette also is a director of Nu-Tech Biomed Corporation, which is principally engaged in the development of medical diagnostic tests.

     Thomas P. Cooper, M.D. has been employed as the President and Chief Executive Officer of Mobilex U.S.A., providing portable diagnostic services to long-term care facilities, since May 1989. Dr. Cooper has also been employed as the President and Chief Executive Officer of Senior Psychology Services Management, Inc., which supplies psychologists to nursing home patients, since June 1991. Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency room physicians to hospitals and clinics, and Correctional Medical Systems, a provider of health services to correctional facilities. Dr. Cooper has served as Director of Quality Assurance for ARA Living Centers, a company which operates long-term healthcare facilities, and as Medical Director for General Motors Corporation Assembly Division. He currently serves as a consultant to Chase Capital Partners and has served on the faculty of the University of California, San Diego Medical School.

     Robert J. Glaser, M.D. has been the Director for Medical Science and a Trustee of the Lucille P. Markey Charitable Trust, which provides major grants in support of basic biomedical research, since 1984. He is also a Consulting Professor of Medicine at Stanford University, where he served as the Dean of the School of Medicine from 1965 to 1970. Dr. Glaser was a founding member of the Institute of Medicine at the National Academy of Sciences and is a director of Alza Corporation (principally engaged in pharmaceutical research) and Nellcor Puritan Bennett Incorporated (principally engaged in the manufacture of medical equipment). He was a director of Hewlett-Packard Company from 1971 to 1991, and has continued to serve as a consultant to that company on health matters.

     James G. Hellmuth serves as a director of BT Capital Corporation, an affiliate of Bankers Trust New York Corporation, as well as a part-time consultant to Chase Capital Partners. He has been a Commissioner of the Port Authority of New York and New Jersey since 1969. In addition, Mr. Hellmuth was a Managing Director of Bankers Trust Company from 1972 to 1988.

     Brig. Gen. William L. McCulloch, USMC (Ret.) has served as the President of Association Communication and Marketing Services, a public relations firm, since October 1989. Previously, Gen. McCulloch was the Executive Director of AOPA, the trade association of the orthotic and prosthetic industry, from October 1976 to September 1989. In 1976, Gen. McCulloch retired from active military service after serving 30 years as a U.S. Marine infantry officer.

     Daniel A. McKeever, CP is the former Chairman of the Board of J.E. Hanger, Inc. of Georgia ("JEH"). He served in that capacity from September 13, 1972 to November 1, 1996, on which date JEH was acquired by Hanger. He also served as the Treasurer of JEH from September 31, 1937 to November 1, 1996. Mr. McKeever was President of the American Board for Certification in Orthotics and Prosthetics in 1954 and 1955 and President of the American Orthotics and Prosthetics Association in 1949 and 1950.

     H.E. Thranhardt, CPO is the former President and Chief Executive Officer of JEH. He served in that capacity from January 1, 1977 to November 1, 1996, on which date JEH was acquired by Hanger. Mr. Thranhardt, who commenced his employment with JEH in 1958, has occupied leadership positions in numerous professional O&P associations, including Chairman of the Board of the Orthotics and Prosthetics National Office in 1994 and 1995, President of the American Orthotics and Prosthetics Association in 1992 and 1993, President of the American Board for Certification in Orthotics and Prosthetics in 1979 and 1980 and President of The American Academy of Orthotics and Prosthetics in 1976 and 1977.

     MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

     There are no family relationships between any of the nominees.

     The Board of Directors has an Audit Committee, which met one time during 1996 and presently consists of Mitchell J. Blutt, M.D., Thomas P. Cooper, M.D. and James G. Hellmuth. The Audit Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted three meetings during 1996, presently consists of Edmond E. Charrette, M.D., William L. McCulloch and Robert J. Glaser, M.D., and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors met eight times during 1996. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he served while he was a director and committee member during 1996.

                        COMPENSATION AND RELATED MATTERS

     The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the other executive officer of the Company whose annual salary and bonus in 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                               ------------------------------------
                                            ANNUAL COMPENSATION                                             PAYOUTS
                                --------------------------------------------             AWARDS             -------
                                                                   (e)         --------------------------     (h)
                                         (c)        (d)       OTHER ANNUAL           (f)            (g)      LTIP
             (a)                (b)     SALARY    BONUS(1)   COMPENSATION(2)   RESTRICTED STOCK   OPTIONS   PAYOUTS
 NAME AND PRINCIPAL POSITION    YEAR     ($)        ($)            ($)           AWARD(S)($)      (#)(3)      ($)
------------------------------  ----   --------   --------   ---------------   ----------------   -------   -------
Ivan R. Sabel.................  1996   $278,469   $315,000         --                 --          134,000     --
    Chairman, President &       1995    252,000     40,000         --                 --           40,000     --
    Chief Executive Officer(4)  1994    252,000     52,000         --                 --               --     --

Richard A. Stein..............  1996    143,184   $ 70,000         --                 --           66,000     --
    Vice President-Finance,     1995    131,250     27,000         --                 --           20,000     --
    Secretary & Treasurer       1994    131,250     26,000         --                 --               --     --

---------------

(1) With respect to 1996, the above reported bonuses were paid in November 1, 1996 and related to 1996 performance. With respect to 1995, the above reported bonuses were paid in March 1996 and related to 1995 performance. With respect to 1994, $20,000 was paid to Mr. Sabel and $10,000 was paid to Mr. Stein in May 1995 in lieu of options and the balance of the above-reported bonuses were paid in April 1994 and related to 1993 performance.

(2) Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 1996.

(3) Reports the number of shares underlying options granted during each of the respective years. Does not include information relating to options granted in 1997. For information relating to options granted to the above persons by a principal stockholder of the Company, see "Other Options" below.

(4) Effective July 31, 1995, Mr. Sabel, President of the Company, was appointed to the additional positions of Chairman and Chief Executive Officer of the Company.

     The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 1996 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The table does not set forth information regarding options granted in 1997. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

                              OPTION GRANTS TABLE

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                            INDIVIDUAL GRANTS                         ASSUMED ANNUAL RATES OF STOCK
                        ----------------------------------------------------------    PRICE APPRECIATION FOR OPTION
                        OPTIONS     % OF TOTAL OPTIONS     EXERCISE                              TERM(4)
                        GRANTED    GRANTED TO EMPLOYEES      PRICE      EXPIRATION    -----------------------------
        NAME            (#)(1)      IN FISCAL YEAR(2)      ($/SH)(3)       DATE       0%       5%($)        10%($)
---------------------   -------    --------------------    ---------    ----------    ---     --------     --------
Ivan R. Sabel........   67,000              8.4%            $ 6.125       11/1/06     $0      $258,083     $654,032
                        67,000              8.4               3.50        2/21/06      0       147,476      373,733
Richard A. Stein.....   33,000              4.1               6.125       11/1/06      0       127,115      322,135
                        33,000              4.1               3.50        2/21/06      0        72,637      184,077

---------------

(1) The options are non-qualified stock options granted on February 21, 1996 and November 1, 1996 under the Company's 1991 Stock Option Plan that become exercisable cumulatively as to 25%, 50%, 75% and 100% after the first, second, third and fourth anniversaries, respectively, after the date of grant.

(2) Based on options for a total of 802,250 shares granted to all employees.

(3) The exercise price is equal to the fair market value on the date of grant of the option.

(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

     The following Aggregate Option Exercises and Fiscal Year-End Option Value Table sets forth, for each of the named executive officers, information regarding the number and value of unexercised options granted by the Company at December 31, 1996. No options were exercised by such persons during 1996.

                     AGGREGATE OPTION EXERCISES AND FISCAL
                          YEAR-END OPTION VALUE TABLE

                                                                                                       (e)
                                                                           (d)                 VALUE OF UNEXERCISED
                             (b)                                  NUMBER OF UNEXERCISED              IN-THE-
                          NUMBER OF                              OPTIONS AT FY-END(#)(1)    MONEY OPTIONS AT FY-END($)
        (a)           SHARES ACQUIRED ON           (c)
       NAME                EXERCISE         VALUE REALIZED($)    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(4)
-------------------   ------------------    -----------------    -----------------------    --------------------------
Ivan R. Sabel......           --                   --                 96,750/157,250(2)          $96,281/$255,875
Richard A. Stein...           --                   --                 50,750/77,750 (3)          $48,094/$126,625

---------------

(1) The reported options were granted by the Company to the named executive officers. Reference is made to "Other Options" below for information regarding options previously granted to such persons by a principal stockholder of the Company.

(2) The above-reported options entitle Mr. Sabel to purchase from the Company
    (i) 80,000 shares at a price of $6.25 per share through September 14, 2003 under an option granted on September 14, 1993; (ii) 40,000 shares at a price of $2.75 per share through January 31, 2005 under an option granted on January 31, 1995; (iii) 67,000 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996; and (iv) 67,000 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996.

(3) The above-reported options entitle Mr. Stein to purchase from the Company
    (i) 2,500 shares at a price of $8.00 per share through October 11, 1998 under an option granted on October 11, 1989; (ii) 40,000 shares at a price of $6.25 per share through September 14, 2001 under an option granted on September 14, 1993; (iii) 20,000 shares at a price of $2.75 per share through January 31, 2005 under an option granted on January 31, 1995; (iv) 33,000 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996; and (v) 33,000 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996.

(4) Market value of underlying shares at December 31, 1996, minus the exercise price.

     No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 1996.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     The employment and non-compete agreement, dated May 16, 1994, between the Company and Ivan R. Sabel, Chairman, President and Chief Executive Officer of the Company, provides for the continuation of his employment in those positions for a period of five years. Pursuant to that agreement, Mr. Sabel receives annual compensation equal to a base salary, which was increased from $263,000 to $385,000 effective November 1, 1996, plus an annual CPI-related adjustment and any bonus compensation as may be determined by the Board of Directors. On November 1, 1996, Mr. Sabel received a bonus of $315,000 based upon the Company's successful acquisition of JEH effective November 1, 1996, and the Company's 1996 performance. The determination of any bonus compensation based on the Company's 1997 performance will be based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

     The employment and non-compete agreement, dated May 16, 1994, between the Company and Richard A. Stein, Vice President-Finance, Secretary and Treasurer of the Company, provides for the continuation of his employment in those positions for a period of five years. Pursuant to that agreement, Mr. Stein receives annual compensation equal to a base salary, which was increased from $135,000 to $185,000, effective November 1, 1996, plus an annual CPI-related adjustment and any bonus compensation as may be determined by the Board of Directors. On November 1, 1996, Mr. Stein received a bonus of $70,000 based upon the Company's successful acquisition of JEH effective November 1, 1996, and upon the Company's 1996 performance. The determination of any bonus based on the Company's 1997 performance will be based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

COMPENSATION COMMITTEE REPORT

  Practices and Policies Regarding Principal Executive Officers

     The following description of the Company's executive compensation practices and policies is presented on behalf of the Compensation Committee of the Company's Board of Directors (the "Committee"). The fundamental philosophy of the Company's executive compensation program is to offer competitive compensation reflecting both individual and Company performance.

     The components of executive compensation consist of annual salaries, short-term compensation incentives or bonuses and stock option grants as a long-range incentive. The Committee seeks to reasonably compensate executives in amounts that fairly reward the executive officers for their performance as reflected by corporate accomplishments and create adequate incentives for their continued contributions to the Company's success.

     Annual salaries paid to the Company's principal executive officers during 1996 were slightly higher than those paid in 1995, as set forth above in the Summary Compensation Table. On February 21, 1996, the Compensation Committee granted incentive stock options to Messrs. Sabel and Stein under the 1991 Stock Option Plan to purchase 67,000 shares and 33,000 shares, respectively, at an exercise price of $3.50 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the options. Those options were granted in recognition of the Company's significantly improved results of operations for the year ended December 31, 1995 in comparison with the prior year and as a long-term incentive for the future growth of the Company. The Company's net income for the year ended December 31, 1995 amounted to $2,135,000, or $.26 per share, compared to a net loss of $2,687,000, or $.33 per share, in the year ended December 31, 1994.

     Effective November 1, 1996, the annual salaries of the Company's principal executive officers were increased primarily in recognition of their successful efforts in consummating the Company's acquisition, effective November 1, 1996, of JEH. As a result of that acquisition, which more than doubled the Company's total assets, the Company increased the number of its patient care centers from 93 in 15 states and the District of Columbia to 178 in 28 states and the District of Columbia and significantly expanded its distribution capabilities. The annual salary of Ivan R. Sabel, Chairman of the Board, President and Chief Executive Officer of the Company, was increased from $263,000 to $385,000, and the annual salary of Richard A. Stein, the Company's Vice President-Finance, Treasurer and Secretary, was increased from $135,000 to $185,000. Although primarily based upon the successful consummation of the JEH acquisition and the officers' expanded responsibilities resulting therefrom, the salary increases were to a lesser degree in recognition of the 4.3% increase in net sales, 6.1% increase in gross profit and 9.5% increase in net income recorded by the Company for the nine months ended September 30, 1996 over the prior year's comparable nine-month period.

     Generally, decisions as to the payment of annual bonuses and the granting of stock options are based on both Company and individual performance and involve a consideration of numerous factors, including revenue growth, acquisitions by the Company, profitability increases (both as to total amount and as a percent of revenues) and expense curtailment (both as to total amount and as a percent of revenues) relevant to the corporate responsibilities borne by the particular executive officer. Effective November 1, 1996, Messrs. Sabel and Stein were awarded bonuses of $315,000 and $70,000, respectively, primarily in recognition of the successful acquisition of JEH described above and, to a lesser degree, the Company's improved results of operations in 1996 referred to above. Effective November 1, 1996, in recognition of the Company's acquisition of JEH referred to above, the Compensation Committee granted incentive stock options to the Company's principal executive officers under the Company's 1991 Stock Option Plan. Messrs. Ivan R. Sabel and Richard A. Stein received options to purchase 67,000 shares, and 33,000 shares, respectively, at an exercise price of $6.125 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the options.

     Effective March 14, 1997, the Compensation Committee granted additional incentive stock options to Messrs. Sabel and Stein under the 1991 Stock Option Plan, primarily as a long-term incentive as discussed below, to purchase 67,000 shares and 33,000 shares, respectively, at an exercise price of $6.125 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the options. Although those options were primarily intended to serve as a long-term incentive, they also were granted in recognition of the Company's improved results of operations for the year ended December 31, 1996. The Company's net sales increased by more than 27% over the prior year to approximately $66.8 million in 1996. Net income declined from approximately $2.1 million in 1995 to approximately $1 million in 1996. However, excluding the non-recurring acquisition and integration costs recognized in 1996 in connection with the JEH acquisition and the extraordinary loss on early extinguishment of debt recognized in connection with the Company's refinancing of bank indebtedness in late 1996, net income for the year ended December 31, 1996 would have approximated $3.6 million, an increase of more than 67% above the prior year. The Company's total assets at December 31, 1996 amounted to approximately $135 million, which is approximately 118% higher than total assets at the end of 1995. Shareholders equity at December 31, 1996 amounted to approximately $40 million, which is approximately 30% higher than shareholders equity at the end of the prior year.

     The stock options granted on March 14, 1997, to the Company's principal executive officers were intended to further incentivize those officers to (i) successfully integrate the former operations of JEH into the Company's operations, (ii) increase the Company's revenues, (iii) continue to centralize the administrative functions of acquired patient-care centers to achieve cost efficiencies, (iv) continue to transform the Company's network of patient-care centers into a fully integrated practice management organization and (v) align the long-term interests of the executive officers with those of the Company's stockholders by affording them an opportunity to increase their equity interest in the Company through the acquisition of additional shares of Common Stock upon the exercise of the options.

     The above described options granted to Messrs. Sabel and Stein become exercisable cumulatively to the extent of 25% per year during the first four years after grant and expire ten years after grant.

     The employment agreements with Messrs. Sabel and Stein provide for the possible payment of bonuses to them in the future based on a formula adopted by the Board relating to growth in revenues and pre-tax earnings, the targets for which will be established annually by the Board. In addition, pursuant to the employment agreements, the Board will consider the grant of additional options on an annual basis.

     By:  The Compensation Committee of the
          Board of Directors
          Edmond E. Charrette, M.D., Chairman
          William L. McCulloch
          Robert J. Glaser, M.D.

STOCK OPTIONS

     1991 STOCK OPTION PLAN. In December 1983, the Board of Directors adopted and the stockholders of Hanger approved, and in September 1991 the stockholders amended, a Stock Option Plan (the "1991 Plan"), which provides for the grant of both "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonqualified stock options. The 1991 Plan is administered by the Committee and provides for the grant of options to officers and key employees of Hanger to purchase up to an aggregate of 1,500,000 shares of Common Stock at not less than 100% of fair market value on the date granted. As of April 18, 1997, incentive stock options and nonqualified stock options granted under the 1991 Plan to purchase a total of 1,364,450 shares of Common Stock under the 1991 Plan, at prices ranging from $2.75 to $12.25 per share, were outstanding and held by a total of 211 persons. Of such options, options relating to 440,782 shares of Common Stock are presently exercisable.

     1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. Under the Company's 1993 Non-Employee Directors Stock Option Plan (the "1993 Plan"), directors of the Company who are not employed by the Company or any affiliate of the Company are eligible to receive options under the 1993 Plan. A total of 250,000 shares of Common Stock were reserved for possible issuance upon the exercise of options under the 1993 Plan. On June 21, 1996, an option for 5,000 shares was granted to each of the six eligible directors, for a total of 30,000 shares, at an exercise price of $5.875 per share (which was equal to the closing sale price of the shares on the American Stock Exchange on the date of grant). Under the 1993 Plan, an option to purchase 5,000 shares will be granted automatically on an annual basis to each eligible director on the third business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected. The exercise price of each option will be equal to 100% of the closing sale price of the shares as reported by the American Stock Exchange on the date the option is granted. Each option will become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant.

     NONQUALIFIED STOCK OPTIONS. Hanger has granted nonqualified stock options other than pursuant to the 1991 Plan and the 1993 Plan to certain directors, officers and other persons which permit such persons to acquire shares of Common Stock generally at not less than 100% of fair market value on the date granted. As of April 18, 1997, nonqualified stock options granted other than pursuant to the 1991 Plan and the 1993 Plan to purchase a total of 70,000 shares of Common Stock, at prices ranging from $3.00 to $12.00 per share, were outstanding and held by a total of 9 persons. Of such nonqualified stock options, options relating to 68,750 shares of Common Stock are presently exercisable.

DIRECTORS' FEES

     Directors who are not officers or employees of the Company receive an annual fee of $2,000 plus $1,500 for each meeting attended.

WARRANTS

     In connection with the Company's purchase on November 8, 1990, of the Manufacturing Division of Ralph Storrs, Inc. ("Storrs"), the Company effected a $2.45 million, seven-year loan (the "Loan") from Chemical Venture Capital Associates, L.P., a predecessor to Chase Venture Capital Associates, L.P. ("CVCA"), in connection with which the Company was required to issue to CVCA warrants to purchase shares of the Company's Common Stock in the event the Loan was not repaid prior to certain dates. Because the Loan was not repaid prior to August 6, 1991 (i.e., 271 days after the date of the Loan), the Company, pursuant to its loan agreement with CVCA dated November 8, 1990, issued warrants to CVCA entitling it to purchase 225,914 shares of Common Stock at a price of $4.16 per share. Because the Loan was not repaid prior to November 5, 1991 (i.e., 361 days after the date of the Loan), the Company, pursuant to its November 8, 1990 loan agreement with CVCA, issued to CVCA additional warrants entitling it to purchase 244,735 shares of Common Stock at a price of $7.65 per share. The warrants are exercisable on or before December 31, 2001, and the exercise prices are equal to the market value of the Common Stock on the dates of grant of the warrants.

OTHER OPTIONS

     On May 16, 1994, CVCA granted Messrs. Sabel and Stein options (the "New Manager Options") entitling them to purchase from CVCA 118,500 shares and 62,568 shares, respectively, at a price of $6.00 per share on or before May 16, 1995. (Those options replaced options previously granted by CVCA to the executive officers in 1990 that expired on May 15, 1994.) On September 22, 1994, the expiration date of the New Manager Options was extended to March 22, 1996 and the exercise price of such options was reduced to $3.875 per share, which amount exceeded the $3.625 closing sale price of the Common Stock as reported on the American Stock Exchange at the close of business on September 22, 1994. In addition, on September 22, 1994, the December 31, 1995 expiration date of additional stock options that previously had been granted by CVCA to Messrs. Sabel and Stein on March 14, 1991 (the "Additional Manager Options") was extended to March 22, 1996 and the previous $6.00 and $8.00 per share exercise prices thereof were reduced to $3.875 per share. Messrs. Sabel and Stein were entitled to purchase 107,609 shares and 63,126 shares, respectively, from

CVCA pursuant to the Additional Manager Options. On October 27, 1995, CVCA agreed to allow for the payment of the option exercise price of all New Manager Options and Additional Manager Options in cash and/or the reduction in the remaining number of shares issuable upon the exercise of such options, as well as to extend the expiration dates of all the New Manager Options to March 22, 1997, and Additional Manager Options to December 31, 1997. On August 12, 1996 and January 7, 1997, Messrs. Sabel and Stein exercised their New Manager Options and Additional Manager Options to acquire an aggregate of 94,041 shares and 52,570 shares, respectively, upon the exercise in full of their New Manager Options and Additional Manager Options. The exercise price was funded by the optionor's retention of the shares representing the balance of the shares underlying the options.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned as of April 18, 1997 by: (i) each person known by Hanger to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of Hanger and (iii) all directors, nominees and officers of Hanger as a group.

                                                                   NUMBER OF         PERCENT OF
                      DIRECTORS AND 5%                             SHARES OF         OUTSTANDING
                        STOCKHOLDERS                            COMMON STOCK(1)    COMMON STOCK(1)
-------------------------------------------------------------   ---------------    ---------------
Chase Venture Capital Associates, L.P.(2)....................      2,066,689            21.02%
Ivan R. Sabel, CPO(3)........................................        238,033             2.52
Mitchell J. Blutt, M.D.(4)...................................             --               --
Thomas P. Cooper, M.D.(5)....................................         14,250              .15
Robert J. Glaser, M.D.(6)....................................         12,250              .13
James G. Hellmuth(7).........................................          7,750                *
William L. McCulloch(8)......................................         15,000              .16
Walter J. McNerney(9)........................................         13,750              .15
Edmond E. Charrette, M.D.(10)................................         30,000              .32
Daniel A. McKeever, CP(11)...................................        161,729             1.73
H.E. Thranhardt, CPO(12).....................................        219,570             2.35
All directors and officers as a group (11 persons)(13).......        831,170             8.70

---------------

  *  Holding constitutes less than .1% of the outstanding shares of the class.

 (1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

 (2) Includes 470,649 shares subject to exercisable warrants to purchase shares from the Company and excludes 800,000 shares subject to unvested warrants that have not yet become exercisable. Reference is made to notes (4) and
     (5) below for information relating to two directors of the Company that are affiliated with CVCA. The address of CVCA and its sole general partner, Chase Capital Partners, is 270 Park Avenue (5th Floor), New York, New York 10017.

 (3) Includes 96,750 shares subject to exercisable options to purchase shares from the Company and excludes 224,250 shares subject to unvested options that have not yet become exercisable.

 (4) Does not include the shares reported above as owned by CVCA. Dr. Blutt is an Executive Partner of Chase Capital Partners, the sole general partner of CVCA. He disclaims beneficial ownership of the shares beneficially owned by CVCA.

 (5) Includes 7,750 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable. Dr. Cooper currently serves as a consultant to Chase Capital Partners.

 (6) Includes 11,250 shares subject to exercisable options to purchase shares from the Company and excludes 13,750 shares subject to unvested options that have not yet become exercisable.

 (7) Includes 7,750 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

 (8) Includes 7,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

 (9) Includes 13,750 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(10) Excludes 5,000 shares subject to unvested options that have not yet become exercisable.

(11) Includes 105,022 shares owned indirectly by Mr. McKeever and 55,707 shares owned indirectly by his wife through a family limited partnership; does not include 410,444 shares owned indirectly by other members of Mr. McKeever's family through that family limited partnership, of which Mr. McKeever possesses sole voting power as the Managing General Partner.

(12) Includes 184,027 shares owned directly by Mr. Thranhardt and 35,543 shares owned indirectly by him as trustee for members of his family; does not include 150,000 shares subject to an unvested option that has not yet become exercisable.

(13) Includes a total of 195,500 shares subject to exercisable options held by directors and officers of the Company to purchase shares from the Company and excludes a total of 553,750 shares subject to unvested options held by such persons that have not yet become exercisable.

     The preceding table does not include 300 shares of the Company's non-voting Class C Preferred Stock, which constitutes all the outstanding shares of that class, held by the former stockholders of Scott Orthopedics, Inc., which company was acquired by Hanger on February 13, 1990.

                            STOCK PERFORMANCE CHART

     The following chart compares the Company's cumulative total stockholder return with the S&P 500 Index, a performance indicator of the overall stock market, and Company-determined peer group index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
              AMONG HANGER ORTHOPEDIC GROUP, INC., S&P 500 INDEX &
                               PEER GROUP INDICES

                                   HANGER
                                 ORTHOPEDIC
     MEASUREMENT PERIOD        GROUP, INC. -                      FORMER PEER     NEW PEER GROUP
   (FISCAL YEAR COVERED)        COMMON STOCK    S&P 500 INDEX    GROUP INDEX(3)      INDEX(4)
1991                                   100.00           100.00           100.00           100.00
1992                                    80.49           107.62            75.50            79.56
1993                                    60.98           118.46            56.88            62.06
1994                                    29.27           120.03            53.59            61.66
1995                                    26.83           165.13            72.14            92.30
1996                                    63.41           203.05           101.27           117.10

Assumes $100 in vested on January 1, 1991.

(1) Total return assumes reinvestment of dividends and based on market capitalization.

(2) Fiscal year ending December 31.

(3) The six issuers of common stock included in the former peer group index are Comprehensive Corp., DRCA Medical Co., Healthsouth Corp., Meadowbrook Rehabilitation Co., Nexthealth Inc. and Novacare Inc. One other company (Advantage Health Corporation) that previously was included in that peer group ceased its existence as a separate issuer during 1996.

(4) The ten issuers of common stock included in the new peer group index are American Homepatient, Inc., American Oncology Resources, Inc., Healthsouth Corporation, National Surgery Centers, Inc., NovaCare, Inc., OccuSystems, Inc., Orthodontic Centers of America, Inc., Renal Care Group, Inc., Renal Treatment Centers, Inc. and Total Renal Care Holdings, Inc. The Company is changing its peer group from the former peer group to the new peer group in order to achieve greater comparability.

                    PROPOSAL TWO -- INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has appointed the accounting firm of Coopers & Lybrand to serve as the Company's independent accountants for the current fiscal year ending December 31, 1997. The firm has served in that capacity for the Company's past nine fiscal years. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Coopers & Lybrand to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Coopers & Lybrand will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company s officers and directors, and persons who own more than 10% of a registered class of the Company s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 1996 were timely filed except that the Form 4 of Edmond E. Charrette, M.D., a director of the Company, reporting his purchase of 5,000 shares of common stock of the Company in the open market on December 4, 1996, which should have been filed by January 10, 1997, was filed on February 10, 1997.

                           1998 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting, which presently is expected to be held in June 1998, must be received by the Secretary of the Company, 7700 Old Georgetown Road, Bethesda, Maryland 20814, no later than January 2, 1998, in order for them to be considered for inclusion in the 1998 Proxy Statement.

                                 OTHER MATTERS

     Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

                                          By Order of the Board of Directors

                                          HANGER ORTHOPEDIC GROUP, INC.

                                          /s/ RICHARD A. STEIN

                                          Richard A. Stein
                                          Secretary
May 1, 1997

                                      PROXY


                          HANGER ORTHOPEDIC GROUP, INC.
                            7700 OLD GEORGETOWN ROAD
                            BETHESDA, MARYLAND 20814

         This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the "Company"), a Delaware corporation, on June 3, 1997, 10:00 a.m., local time.

         The undersigned appoints Ivan R. Sabel and Richard A. Stein, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 3, 1997, or at any adjournment thereof, with all powers the undersigned would have if personally present.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:                   Please mark your vote as indicated
                                                                                        in this example                          [X]
                                                     MITCHELL J. BLUTT, M.D., EDMOND E. CHARRETTE, M.D., THOMAS P.
1.  To Elect Directors                               COOPER, M.D., ROBERT J. GLASER, M.D., JAMES G. HELLMUTH, WILLIAM
                                                     L. MCCULLOCH, DANIEL A. MCKEEVER, CP, IVAN R. SABEL, CPO AND
     FOR all nominees        WITHHOLD                H.E. THRANHARDT, CPO
     listed to the right     AUTHORITY
(except as marked to the    to vote for all nominees  (INSTRUCTION:  To withhold authority for any individual nominee, write that
       contrary)             listed to the right      nominee's name on the space provided below.)
         [ ]                   [ ]

                                                      ------------------------------------------------------------------------------
2.   Proposal to ratify the selection of Coopers & Lybrand           3. In their discretion, the Proxies are authorized to vote
     as the independent accountants for the Company                     upon such other business as properly may come before the
     for the current fiscal year.                                       meeting.

         FOR      AGAINST      ABSTAIN                                         Sign exactly as your name appears hereon.  When
         [ ]        [ ]         [ ]                                            signing in a representative or fiduciary
                                                                               capacity, indicate title. If shares are held
                                                                               jointly, each holder should sign.
                                                                               Date                                         , 1997
                                                                                    ----------------------------------------

                                                                               -----------------------------------------------------

                                                                               -----------------------------------------------------
                                                                                                 Signature of Stockholder(s)


                                                                               THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND
                                                                               WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY
                                                                               BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF
                                                                               NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                               PROPOSALS 1 AND 2.

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